UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 26, 2017
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On October 26, 2017, TOR Minerals International, Inc. (the "Company"), announced its financial results for the third quarter ended September 30, 2017. Highlights for the third quarter of 2017, as compared to the third quarter of 2016, include:

  3Q17 sales decreased 5 percent to $9.5 million
  3Q17 net loss of ($329,000), versus 3Q16 net income of $291,000.
  3Q17 loss per share of ($0.09), versus 3Q16 earnings per share of $0.08

Revenue by Product Group (in 000's)	3Q17	3Q16	% Change
Specialty Aluminas	$4,452	$5,805	-23%
Barium Sulfate and Other Products	2,281	2,236	2%
TiO2 Pigments	2,754	1,995	38%
Total	$9,487	$10,036	-5%

During the third quarter ended September 30, 2017, sales decreased 5 percent to $9.5 million, versus $10.0 million reported during the same period of 2016. The decrease in revenue was primarily due to a 23 percent decrease in specialty alumina sales, which was partially offset by a 38 percent increase in TiO2 pigments and a slight increase in Barium Sulfate and Other Products.  The decrease in Specialty Alumina sales was primarily related to a decrease in volume from a significant U.S. customer.  The decrease in sales to this customer was partially offset by 37 percent growth of specialty alumina sales in Europe and growth of OPTILOAD to both existing and new customers.  TiO2 pigment sales increased 8 percent in the Americas, 127 percent in Asia, and were flat year over year in Europe; resulting in 38 percent growth in the category overall.

During the third quarter of 2017, gross margin decreased 8.3 percentage points to 7.5 percent of sales, versus 15.8 percent during the same period a year ago. The decrease in gross margin was primarily due to lower fixed cost absorption from lower specialty alumina production volumes, which was partially offset by improved efficiencies and a reduction in raw material costs.  An increase in outbound freight was responsible for approximately 1 percent of increased costs of sales.  During the third quarter, SG&A expenses were $1.1 million, relatively unchanged from the third quarter of 2016. During the third quarter, net loss was ($329,000) or ($0.09) per diluted share, as compared to net income of $291,000, or $0.08 per diluted share, during the prior year.

"Both top and bottom-line financial performance were negatively affected by an abrupt reduction in the orders from our largest customer.  To offset lower fixed cost absorption, we have accelerated plans to improve efficiencies of specialty alumina production and are cutting some variable costs in that area without compromising the ability to resume rapid growth.  To provide greater consistency in our financial performance, we have been working diligently to introduce new products and diversify our customer base.  In the past year, these efforts have shown significant traction, as evidenced by the successful growth of OPTILOAD and the rapid commercialization of TOR BRITE, which is proving to be a viable substitute for TiO2 in a growing number of applications. We are optimistic that these new products will be among the largest contributors of our revenue mix in the coming years," commented Dr. Olaf Karasch, Chief Executive Officer.  "Our TiO2 business continued significant growth in Asia, improving trends in Europe; and during the third quarter, we saw the first year-over-year increase in North America in several years.  Due to prior cost improvement efforts, TiO2 has contributed nicely to profitability this year.   Overall, we expect near-term financial performance will remain under pressure from lower specialty alumina volumes.  Nevertheless, we are optimistic about the growth of our new specialty alumina products.  Continued commercial traction with these products, combined with continued strength in our core European specialty alumina business, increasingly positive contribution from our TiO2 business and cost and efficiency initiatives, should allow us to show incremental improvements in financial performance in the coming quarters, and longer term, our strategy is focused on resuming double-digit growth."

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TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on October 26, 2017, to further discuss third quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated October 26, 2017 reporting the Company’s third quarter ended September 30, 2017 financial results

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: October 26, 2016	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 26, 2017 reporting the Company’s third quarter ended September 30, 2017 financial results

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